Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Financial Results for
Three Months Ended March 31, 2010

HOUSTON, April 29, 2010 — Patterson-UTI Energy, Inc. (NASDAQ: PTEN) today reported financial results for the three months ended March 31, 2010.  The Company reported net income of $4.2 million, or $0.03 per share, for the first quarter of 2010, compared to net income of $16.2 million, or $0.11 per share, for the first quarter of 2009. Revenues for the quarter ended March 31, 2010 were $272 million, compared to $268 million for the first quarter of 2009.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Our average number of rigs operating in the first quarter increased to 142 rigs, including 130 in the United States and 12 in Canada. This compares to an average of 103 rigs operating in the fourth quarter of 2009, including 95 in the United States and 8 in Canada.   We currently have 154 rigs operating, including 153 in the United States and 1 in Canada.”

Mr. Wall added, “Average revenue per operating day for the first quarter of 2010 was $16,440, compared to average revenue per operating day of $16,770 for the three months ended December 31, 2009.  Average direct operating costs per operating day for the first quarter of 2010 were $10,540, compared to $10,870 for the three months ended December 31, 2009.  As a result, average margin per operating day in the first quarter of 2010 was $5,900, in line with the fourth quarter of 2009.

“Dayrates on rigs working in the spot market did increase during the quarter, but generally remain below dayrates on rigs operating under term contracts. Accordingly, our substantial increase in rigs operating in the spot market caused a sequential decrease in average revenue per operating day. On the other hand, our increased rig activity contributed to a sequential decrease in our average direct operating costs per operating day as our fixed costs were spread over more operating days. Overall, on a sequential basis, we achieved a substantial increase in operating days while maintaining our average margin per operating day.

“During the first quarter of 2010 we had an average of approximately 39 rigs operating under long-term contracts.  Based on contracts currently in place, we expect to have an average of approximately 51 rigs during the last three quarters of 2010 and 42 rigs during 2011 operating under long-term contracts.

“We activated three new Apex™ rigs during the first quarter of 2010 and expect to activate an additional 21 new Apex™ rigs during the balance of 2010. We have executed term contracts for 21 of these 24 rigs.

“Our long-established pressure pumping operations in Appalachia continued to experience increased demand for services in the Marcellus shale, leading to increases in revenues and profitability during the quarter. As we have continued to deploy quintiplex pump capacity, we have been able to increase horizontal Marcellus shale frac activities,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “We have continued to increase our working rig count in the United States. During the first quarter, our average number of rigs operating in the United States increased by 35 rigs, or 37 percent, over the fourth quarter of 2009. During the last two quarters, our average number of rigs operating in the United States increased by 60 rigs.

“With the weakness in natural gas prices, it is not surprising that our recent increase in drilling activity has generally come from oil and other high liquids content wells.

“We completed the sale of our drilling and completion fluids business in January 2010 and our balance sheet at March 31, 2010 remained strong with $64 million in cash and no debt. We are also expecting a federal tax refund of approximately $114 million.

Mr. Siegel added, “We remain focused on continuing to improve our contract drilling and pressure pumping businesses, as well as capitalizing on other opportunities to enhance shareholder value.”

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on June 30, 2010 to holders of record as of June 15, 2010.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the three months ended March 31, 2010 is scheduled for April 29, 2010 at 10:00 a.m. (EST) / 9:00 a.m. (CST) / 7:00 a.m. (PST).  The dial-in information for participants is 800-237-9752 (Domestic) and 617-847-8706 (International).  The Passcode for both numbers is 29217728.  The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com.  Webcast participants should log on 10-15 minutes prior to the scheduled start time.  Replay of the conference call will be available through May 12, 2010 at www.patenergy.com and at 888-286-8010 (Domestic) and 617-801-6888 (International).  The Passcode for both numbers is 28267285.  Telephone replay of the call will be available through May 3, 2010.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America.  Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia and western Canada.  Universal Well Services, Inc. provides pressure pumping services primarily in the Appalachian Basin.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements.  It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC.  These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov.  We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
REVENUES	$271,598	$268,209
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	176,339	158,737
Depreciation, depletion and impairment	75,716	69,732
Selling, general and administrative	11,463	10,375
Net loss on asset disposals	249	211
Provision for bad debts	—	4,000

Total costs and expenses	263,767	243,055

OPERATING INCOME	7,831	25,154

OTHER INCOME (EXPENSE)
Interest income	187	61
Interest expense	(1,401)	(447)
Other	75	23

Total other income (expense)	(1,139)	(363)

INCOME BEFORE INCOME TAXES	6,692	24,791
INCOME TAX EXPENSE	2,506	8,956

INCOME FROM CONTINUING OPERATIONS	4,186	15,835
INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	368

NET INCOME	$4,186	$16,203

BASIC INCOME PER COMMON SHARE
INCOME FROM CONTINUING OPERATIONS	$0.03	$0.10
INCOME FROM DISCONTINUED OPERATION, NET OF INCOME TAXES	$0.00	$0.00
NET INCOME	$0.03	$0.11
DILUTED INCOME PER COMMON SHARE
INCOME FROM CONTINUING OPERATIONS	$0.03	$0.10
INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00
NET INCOME	$0.03	$0.11
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152,458	151,735

Diluted	153,122	151,829

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2010	2009
Contract Drilling:
Revenues	$210,745	$225,704
Direct operating costs (excluding depreciation)	$135,146	$126,321
Selling, general and administrative	$1,232	$986
Depreciation and impairment	$65,666	$57,386
Operating income	$8,701	$41,011
Operating days	12,821	11,473
Average revenue per operating day	$16.44	$19.67
Average direct operating costs per operating day	$10.54	$11.01
Average rigs operating	142	127
Capital expenditures	$91,974	$67,002
Pressure Pumping:
Revenues	$53,751	$38,105
Direct operating costs (excluding depreciation)	$39,131	$30,440
Selling, general and administrative	$2,541	$2,401
Depreciation	$7,602	$6,139
Operating income (loss)	$4,477	$(875)
Total jobs	1,596	1,911
Average revenue per job	$33.68	$19.94
Average costs per job	$24.52	$15.93
Capital expenditures	$9,413	$21,820
Oil and Natural Gas Production and Exploration:
Revenues	$7,102	$4,400
Direct operating costs (excluding depreciation, depletion and impairment)	$2,062	$1,976
Depreciation and depletion	$1,969	$3,490
Impairment of oil and natural gas properties	$254	$2,490
Operating income (loss)	$2,817	$(3,556)
Capital expenditures	$5,627	$970
Corporate and Other:
Selling, general and administrative	$7,690	$6,988
Depreciation	$225	$227
Provision for bad debts	$—	$4,000
Net loss on asset disposals	$249	$211
Capital expenditures	$1,924	$—
Discontinued Operations (Drilling and Completion Fluids):
Revenues	$3,737	$27,830
Direct operating costs (excluding depreciation)	$3,307	$24,522
Selling, general and administrative	$264	$2,175
Depreciation	$166	$615
Net gain on asset disposals	$—	$(37)
Income tax expense	$—	$187
Income from discontinued operations, net of income taxes	$—	$368
Total capital expenditures	$108,938	$89,792

	March 31,	December 31,
	2010	2009
Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$63,884	$49,877
Current assets	$442,725	$457,268
Total assets	$2,743,498	$2,662,152
Current liabilities	$269,421	$193,308
Borrowings outstanding under revolving credit facility	$—	$—
Working capital	$173,304	$263,960

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended
	March 31,
	2010	2009
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$4,186	$16,203
Income tax expense	2,506	8,956
Net interest expense	1,214	386
Depreciation, depletion and impairment	75,716	69,732
Results of discontinued operations:
Income tax expense	—	187
Depreciation	166	615

EBITDA	$83,788	$96,079

(1)	EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.